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                                                                    Exhibit 5.1

                                   January 28, 2000

Whittman-Hart, Inc.
311 South Wacker Drive
Suite 3500
Chicago, Illinois 60606

Ladies and Gentlemen:

     We have acted as counsel for Whittman-Hart, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to (i) 3,294,893 shares (the "Purchased Shares") of the Company's Common Stock, par value $.001 per share ("Common Stock"), issued and sold to Novell, Inc. ("Novell") pursuant to that certain Common Stock and Warrant Purchase Agreement, dated as of September 29, 1999, by and between Novell and the Company (the "Purchase Agreement"); and (ii) 400,000 shares (the "Warrant Shares") of Common Stock which may in the future be issued upon the exercise of a warrant (the "Warrant") issued to Novell pursuant to the Purchase Agreement.

     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the transfer agent for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including
(a) the Registration Statement, (b) the Amended and Restated Certificate of Incorporation of the Company, (c) the Second Amended and Restated By-Laws of the Company, (d) resolutions adopted by the Board of Directors of the Company, (e) the Purchase Agreement and (f) the Warrant.

     In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.


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Whittman-Hart, Inc.
January 28, 2000
Page 2

     Based upon and subject to the foregoing, it is our opinion that:

     1. The Purchased Shares are validly issued, fully paid and nonassessable.

     2. The Warrant Shares, when issued and paid for in compliance with the provisions of the Warrant, will be validly issued, fully paid and nonassessable.

     Our opinions expressed above are limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We hereby consent to the use of our name under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement and to use of this opinion for filing as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations thereunder.

                                       Very truly yours,



                                       /s/ KATTEN MUCHIN ZAVIS